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                       GUARANTY REIMBURSEMENT AGREEMENT


         THIS GUARANTY REIMBURSEMENT AGREEMENT (this "Agreement"), dated as of December 17, 2001, is between Ultrak, Inc., a Delaware corporation (the "Company"), and George K. Broady ("Broady").

         RECITALS. The Company has been attempting to restructure the indebtedness related to its headquarters facility in Lewisville, Texas (the "Facility") for over a year. The Facility is owned by Ultrak Operating, L.P., a Texas limited partnership that is indirectly owned by the Company ("UOLP"). UOLP has negotiated the sale of the Facility to Briarwood Waters Ridge, L.P. ("Buyer/Lessor") pursuant to that certain Contract of Sale between UOLP and Buyer/Lessor. UOLP and Buyer/Lessor are also executing that certain Lease Agreement (herein so called) whereby UOLP will lease the Facility from Buyer/Lessor. In connection with the sale and leaseback, Buyer/Lessor has required that Broady execute that certain Guaranty attached hereto as Exhibit A (the "Guaranty"). The Guaranty creates a significant financial risk for Broady and the Company has agreed to execute this Agreement and the Warrant Agreement (as hereafter defined) in consideration of Broady executing the Guaranty. Broady would not have executed the Guaranty without the Company's execution of this Agreement and the Warrant Agreement.

         NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

         1. Warrant Agreement. The Company agrees to deliver a Warrant Agreement (the "Warrant Agreement"), to Broady whereby the Company will grant Broady warrants (the "Warrants") to acquire 200,000 shares of the Company's Common Stock at a price per share of $1.64 for three (3) years. Because the issuance of the Warrants to Broady shall cause Broady to be subject to additional federal income taxes ("Taxes"), the Company shall, prior to the due date for Broady to pay such Taxes (including any quarterly estimated Tax payment date) resulting from the issuance of the Warrants to Broady, pay Broady additional amounts as are necessary so that after taking into account all Taxes on the issuance of the Warrants and all Taxes on such additional payments to Broady, Broady will be in the same after-Tax position that he would have been in if no Taxes were payable with respect to the Warrants.

         2. Indemnification and Reimbursement. The Company hereby agrees to indemnify, hold harmless, defend and promptly reimburse Broady, against any losses, claims, damages, payments, or liabilities to which Broady may become subject under the Guaranty.

         3. Payment of Expenses. All costs and expenses of Broady in connection with the Guaranty, this Agreement, and the Warrant Agreement, including (but not limited to) fees and disbursements of counsel shall be borne by the Company.

         4. Affirmative and Negative Covenants.


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         (a) So long as Broady has any liability or obligation under the
Guaranty, unless Broady agrees otherwise in writing, the Company will:

            (i) Promptly inform Broady of (A) any and all material adverse changes in the Company's financial condition, and (B) all claims made against the Company or any direct or indirect subsidiary of the Company ("Subsidiary") which could materially adversely affect the financial condition of the Company or any Subsidiary.

            (ii) Promptly provide Broady with:

                 (A) Monthly and quarterly unaudited financial statements as soon as available.

                 (B) Annual audited financial statements as soon as available.

                 (C) Copies of each filing by the Company with the Securities and Exchange Commission (the "SEC") promptly after each such filing is made with the SEC.

                 (D) Notice of any event that has had, or could (with any other event or events) be reasonably expected to have a material adverse effect on the Company's assets, liabilities, operations, financial condition, or prospects.

                 (E) Copies of any notice of default received from any lender.

                 (F) Copies of any notice of default received by the Company or a Subsidiary with respect to any material agreement or document.

         (b) So long as Broady has any liability or obligation under the Guaranty, the Company will not, without the prior written consent of Broady (which consent shall not be unreasonably withheld or delayed):

              (i) sell or transfer ownership (by merger or otherwise) of any Subsidiary or assets with a sales price in excess of $500,000 (other than sales of inventory in the ordinary course of business);

              (ii) purchase or acquire the equity of any entity or assets from any person or entity for more than $2,000,000 (other than purchases of inventory in the ordinary course of business); or

              (iii) merge or consolidate the Company with another entity in a transaction with a value or contemplated value of more than $2,000,000.


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         If Broady withholds consent to a proposed transaction covered by this
Section 4(b) (a "Covered Transaction"), and a majority of the Company's Directors (excluding George Broady and any of his family members then serving as Directors) determines (at a meeting or by written consent) that they feel that Broady is being unreasonable in withholding his consent to a Covered Transaction, then Broady shall be notified and the parties hereto irrevocably agree that one individual (the "Arbitrator") shall determine if Broady is unreasonably withholding his consent to the Covered Transaction. The determination by the Arbitrator shall be final and binding and non-appealable. The Arbitrator need not provide a written opinion or other writing supporting the Arbitrator's decision. The only writing required from the Arbitrator shall be a writing setting forth the Arbitrator's decision. If the Arbitrator determines that Broady is unreasonably withholding Broady's consent to a Covered Transaction, then the Company shall be entitled to engage in such Covered Transaction without Broady's consent and without being in violation of this Agreement. If the Arbitrator determines that Broady is reasonably withholding Broady's consent to a Covered Transaction, then the Company shall not be entitled to engage in such Covered Transaction (unless Broady subsequently consents to such Covered Transaction). The parties agree that, on or before March 1, 2002, the parties shall execute a document agreeing to three (3) people (the "Available Arbitrators") whom the parties irrevocably agree can act as the Arbitrator. If the Directors determine that Broady is unreasonably withholding consent to a Covered Transaction, then the Company shall select the Arbitrator from among the Available Arbitrators.

         5. Transfer of Option to Purchase. If Broady has to pay, on a cumulative basis, at least $180,000 (the "Trigger Amount") pursuant to the Guaranty and Broady has not been fully reimbursed all of such Trigger Amount within thirty (30) days after making the payment pursuant to the Guaranty that caused Broady to have cumulatively paid the Trigger Amount (such events are referred to as the "Triggering Event"), then the Company shall promptly assign to, or cause UOLP to assign to, Broady all rights under the Lease Agreement to purchase the Facility. On or before March 15, 2002, the parties agree to execute an assignment to Broady of the right to purchase the Facility and place the assignment in escrow with a third party and the assignment shall automatically be released to Broady upon the occurrence of the Triggering Event but shall remain fully exercisable by UOLP or the Company prior to the occurrence of the Triggering Event.

         6. Escrow of Minimum Rent. On or before July 1, 2002, the Company will enter into an Escrow Agreement (the "Escrow Agreement") with a bank or other financial institution (the "Escrow Agent") selected by Broady and the Company will deposit $180,000 (the "Escrow Deposit") with the Escrow Agent. The Escrow Agreement will provide, among other things, that (a) the Escrow Deposit may be used only to pay Minimum Rent (as defined in the Lease Agreement) under the Lease Agreement as directed in writing by Broady if (and only if) UOLP does not timely pay such Minimum Rent and the Company does not pay or cause to be paid the amount of such Minimum Rent, (b) the Escrow Deposit shall bear interest and that all such interest shall be payable only to the Company, and (c) all costs, fees, and expenses of the Escrow Agent and its counsel (collectively, "Escrow Expenses") relating to the establishment, maintenance, and monitoring of the Escrow Agent shall be payable by the Company and not by Broady and the Company hereby agrees to indemnify and hold harmless Broady with respect to any Escrow Expenses. The requirements of this
Section 6 are subject to the Company's lender(s) permitting the Escrow Agreement and the Escrow Deposit; provided, however, that the Company



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shall use all reasonable best efforts to cause such lender(s) to agree to the
Escrow Agreement and the Escrow Deposit and the terms of this Section 6.

         7. Release on Sale. In connection with (a) any sale of all or substantially all of the assets of the Company, (b) the merger of the Company with another company whereby the shareholders of the Company do not own at least 50.1% of the entity surviving the merger, or (c) the sale of Common Stock and/or preferred stock by the Company to a person or group who, following such sale, control in excess of 50% of the outstanding votes entitled to be cast by the shareholders of the Company (the events described in the foregoing clauses (a), (b), and (c) are collectively referenced to as the "Material Events"), then, unless Broady otherwise agrees in writing, the Company shall use all reasonable best efforts to cause the Guaranty to be fully released in writing as part of the consummation and closing of any Material Event.

         8. Notices. Any notice or other communication required or permitted to be given under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person, by courier service, or by overnight delivery service, or
(c) transmission by telecopy. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by hand, courier service, overnight delivery service, or telecopy, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of the courier service or overnight delivery service being proof of delivery) or at such time as delivery is refused by the addressee upon presentation. For purposes of notice, the addresses of the parties shall be the addresses set forth beside the signatures of the parties hereto. Any party may change its address for notice by written notice given to the other parties hereto.

         9. Binding Effect. This Agreement shall be binding upon and enforceable by the parties hereto and their respective executors, administrators, successors, personal representatives, heirs, and permitted assigns. Broady's rights hereunder are not assignable.

         10. Governing Law Venue. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH TEXAS LAW AND THE INTERNAL LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. The parties agree that this Agreement is performable in Dallas County, Texas and that any litigation directly or indirectly relating to this Agreement must be brought before and determined by a court of competent jurisdiction within Dallas County, Texas, and the parties hereby agree to waive any rights to object to, and hereby agree to submit to, the jurisdiction of such courts.

         11. Severability. If any provision of this Agreement is determined to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such


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illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

         12. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties relating to the subject matter hereof and thereof and supersede all prior representations, endorsements, premises, agreements, memoranda, communications, negotiations, discussions, understandings, and arrangements, whether oral, written, or inferred, between the parties relating to the subject matter hereof.

         13. Miscellaneous. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties intend that faxed signature pages to this Agreement will be enforceable without presentation of the manually executed signature pages. This Agreement may not be modified, amended, altered, or supplemented, in whole or in part, except upon the execution and delivery of a written instrument executed by the parties to this Agreement. The headings of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof or affect in any way the meaning or interpretation of this Agreement. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition. Except to the extent a third party is expressly given rights herein, any agreement contained, expressed, or implied in this Agreement shall be only for the benefit of the parties hereto and their respective executors, administrators, successors, personal representatives, heirs, and assigns and such agreements shall not inure to the benefit of the obligees of any indebtedness of any party hereto, it being the intention of the parties hereto that no person or entity shall be deemed a third party beneficiary of this Agreement except to the extent a third party is expressly given rights herein. The use of terms denoting masculine, feminine, or neuter gender shall include each other gender. The use of singular or plural references shall include the other where appropriate.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                            ULTRAK, INC.
Address:

1301 Waters Ridge Drive
Lewisville, TX  75057
Telecopy No. 972-353-6679                   By:_________________________________
Attn: President and General Counsel         Its:________________________________


Address:

10050 Strait Lane
Dallas, TX 75229                                ________________________________
                                                GEORGE K. BROADY




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